Exhibit 99.1

The St. Joe Company Reports Second Quarter 2021 Results and Declares a Quarterly Dividend of $0.08

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--July 28, 2021--The St. Joe Company (NYSE: JOE) (the “Company”) today announced revenue for the second quarter of 2021 increased by 100% to $72.2 million as compared to $36.1 million for the second quarter of 2020. The increase was broad-based with a 133% increase in real estate revenue, a 95% increase in hospitality revenue and a 31% increase in leasing revenue. Operating income increased by 177% to $30.7 million for the three months ended June 30, 2021 as compared to $11.1 million for the three months ended June 30, 2020. Net income increased by 26% to $24.2 million, or $0.41 per share, compared to net income of $19.2 million, or $0.33 per share, for the same period in 2020. The three months ended June 30, 2020 included a one-time after-tax gain of $11.6 million related to the transfer of land to the unconsolidated Latitude Margaritaville Watersound joint venture. For the six months ended June 30, 2021, the Company’s net income increased by 55% to $27.4 million, or $0.47 per share, compared to net income of $17.7 million, or $0.30 per share, for the same period last year.

Net Cash Provided by Operating Activities for the three months ended June 30, 2021 increased by approximately $28.0 million to $37.4 million compared to $9.4 million for the same period in 2020. For the six months ended June 30, 2021, the Net Cash Provided by Operating Activities increased by approximately $34.7 million to $47.2 million as compared to $12.5 million for the same period in 2020. Cash Generated for Distribution or Investment (“CGFDI”), a non-GAAP measure that is detailed in the Financial Data included below, for the three months ended June 30, 2021 increased by approximately $20.3 million to $38.4 million compared to $18.1 million for the same period in 2020. For the six months ended June 30, 2021, CGFDI increased by approximately $32.4 million to $58.6 million as compared to $26.2 million for the same period in 2020.

In the second quarter of 2021, the Company invested $46.9 million in capital expenditures, which when combined with the $37.2 million invested in the first quarter of 2021, totaled $84.1 million for the six months ended June 30, 2021. In addition, the Company paid $4.7 million in cash dividends in each quarter of 2021. As of June 30, 2021, the Company had $143.6 million in cash, cash equivalents and investments.

On July 28, 2021, the Board of Directors declared a cash dividend of $0.08 per share on its common stock, payable on September 10, 2021 to shareholders of record as of the close of business on August 13, 2021.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We attribute these record results to methodical and consistent preparation and execution of our business strategy with specific focus on growth, diversification and recurring revenue streams which we believe is creating a synergistic ecosystem of primary residential, active adult, apartments, commercial leasing, medical, lodging, hospitality, retail and entertainment components. Northwest Florida, with its high quality of life, natural beauty and world class amenities, is being discovered by more people from more places than ever before. All of this is creating long-term shareholder value with strong operating results today and sets, what we believe to be, a concrete foundation for continued growth.”

Mr. Gonzalez continued, “At the May 2019 shareholders’ meeting, we presented the 2021 unit milestones breaking down our broad growth plans and diversification into five categories. These include homesites, apartment and senior living, commercial leasing, hotels and club memberships. These milestones are important since they represent future growth in revenue and create the synergistic ecosystem tying together growth in the Northwest Florida region with shareholder value of the Company. With the opening of new residential communities, new hotels, additional apartments and commercial buildings, we intend to update the milestones in the years ahead. We believe that we have only started to scratch the surface of our region’s potential as it is poised for multi-generational growth.”

Milestone highlights:

Residential: The Company has been expanding its product offering to capture a broader demographic with varying lifestyles and price points allowing for a significantly higher percentage capture of homesite demand for new housing in the market. The opening of large-scale, multi-phase communities such as College Station, Park Place, Titus Park, Watersound Camp Creek, the final phase of WaterColor and new phases at Watersound Origins, creates a wide range of customers, lifestyles and price points with homes in these communities ranging from the $200,000’s to multi-million dollars. In addition, the Company is simultaneously planning additional communities such as Ward Creek and in Mexico Beach to continue to build on its residential homesite sales success. This strategy of capturing a higher percentage of new homesite demand in the market is yielding results with a record 509 homesites sold for the full-year 2020, of which 141 were sold through six months ended June 30, 2020. By comparison, there were 375 homesites sold through six months ended June 30, 2021. The Company is in the planning, engineering, permitting or developing stages for over 19,300 residential homesites in 17 separate communities with broad and diverse price points and an increased number of homebuilders.

Latitude Margaritaville Watersound: This 55+ active adult residential joint venture community planned for 3,500 homes has over 600 residential lots completed or in development. The initial sales release significantly exceeded available supply to date, resulting in 185 contracts for new homes totaling $68.6 million with additional releases planned to match construction timing. Construction has commenced on 35 of these new homes under contract for deliveries starting later this year. The Company has already obtained permits for the first phase of a marina on the Intracoastal Waterway, adjacent to the residential community, and is in the process of planning and engineering for subsequent phases. In addition, the Company is in the process of obtaining permits for the first phase of the West Bay Center, a commercial village adjacent to the Latitude Margaritaville Watersound residential community.

Apartments: The Company, through wholly owned subsidiaries and joint ventures, has 1,117 apartment units completed or under construction. Consistent with the residential homesite strategy, apartments allow the Company to create shareholder value and to increase revenue while providing much needed housing supply. This apartment housing supply is diverse in location and in price points. The demand is visible, based on leasing experienced as the Company completed the initial 450 apartment units in three different apartment communities in the past two years, with most units leasing-up upon completion of each building. As of June 30, 2021, the initial 450 completed apartment units were 97% leased. With such high demand, the Company is planning additional apartment communities on other land holdings.

Commercial Leasing: The leasing portfolio consists of approximately 906,000 square feet of mixed-use, retail, industrial, office and medical space. This diverse portfolio creates an ecosystem tying the needs of our residential communities with the livability of the region. Leasing demand has been strong in 2021 with 17 new leases signed through June 30, 2021. There are over 75,000 square feet of additional signed leases for space in buildings currently under construction or in the planning process. Together with a self-storage building, the Company has over 150,000 square feet of commercial space under construction. The locations of leasing spaces create an ecosystem together with residential communities. Residential communities provide customers for commercial spaces while investments in commercial projects create amenities and improves livability and desirability of residential communities.

Club Memberships: The Watersound Club membership demand has continued at a record pace reaching 1,951 club members as of June 30, 2021. The club membership program is a stand-alone business unrelated to the residential communities. To join, a new member incurs a non-refundable membership fee and is assessed monthly dues in addition to a la carte services such as food and beverage. The Company added 229 new members in the second quarter of 2021 in addition to 159 members in the first quarter of 2021 for a total of 388 new members for the six months ended June 30, 2021. By comparison, there were 289 new members for the record setting full-year 2020. As a direct result of growth in membership, club revenue for the second quarter of 2021 increased by 59% to $8.6 million as compared to $5.4 million for the same period in 2020. This revenue is separate and apart from revenue generated in lodging and other hospitality operating venues.

Hotels: Tourism is an important economic component of the Northwest Florida region. Millions of visitors come to enjoy the natural beauty and world class amenities the area offers. Since 2020, additional tourists are vacationing in the region from a broader range of locations across the country. The peak season also has been expanding beyond the traditional summer season. In 2020, Newsweek magazine ranked Panama City Beach as the #1 beach in the country with 19 million visitors. Although this is a strong drive-to destination, the Northwest Florida Beaches International Airport (“ECP”) continues to grow and attract more travelers, ranking 4th on Simply Flying’s list of airports in the United States that grew the most, with a capacity increase of over 58%, due to enhanced seasonal routes with nonstop service between popular destinations like Austin, Chicago, Dallas, Washington DC, Denver, Philadelphia and St. Louis. In May 2021, ECP reached its best month ever with 179,957 passengers followed by another record month in June 2021 with 182,618 passengers. For 2021, ECP is on track to have the highest number of passengers ever in a single year. The Company, through wholly owned subsidiaries, joint ventures and a management agreement, has 10 hotels totaling 1,063 rooms currently open or under construction. Of these, six hotels planned for 813 rooms are under construction. Consistent with residential homesite and apartment strategies, the new hotel rooms are designed to offer broad and diverse price points and locations for visitors to Northwest Florida ranging from select service hotels to luxury resorts. The Company is seeing record occupancy and average daily rates in its hotels. As an example, in the second quarter 2021, the TownePlace Suites by Marriott, a select service hotel joint venture near Pier Park area, reached a daily rate as high as $393, while the WaterColor Inn, a luxury resort on Scenic Highway 30A, reached a daily rate as high as $690.

Real Estate Revenue

Real estate revenue increased by approximately 133% to $41.0 million in the second quarter of 2021 as compared to $17.6 million in the second quarter of 2020. The Company sold 172 homesites at an average price of approximately $164,000 with gross margins of 63.1% in the second quarter of 2021 as compared to 122 homesites at an average price of approximately $86,000 with gross margins of 49.6% in the second quarter of 2020. The difference in the average sales price and gross margin was due to a mix of sales in different communities. In addition to homesite sales for the second quarter of 2021, the Company had seven commercial and rural land sales totaling approximately 112 acres for $8.2 million, as compared to seven commercial and rural land sales totaling approximately 120 acres for $2.3 million for the second quarter of 2020.

As of June 30, 2021, the Company had 1,349 residential homesites under contract, which are expected to result in revenue of approximately $96,000 per base homesite, excluding any applicable true-up, for a total of $129.0 million over the next several years as compared to 869 residential homesites under contract for a total of $83.2 million as of June 30, 2020. The trajectory in homesite sales since 2016 has been as follows:

2016: 106 - (full year)
2017: 174 - (full year)
2018: 202 - (full year)
2019: 379 - (full year)
2020: 509 - (full year)
2021: 375 - (Q1 & Q2 - six months only)

The Latitude Margaritaville Watersound unconsolidated joint venture project, planned for 3,500 residential homes, completed the first release of homes for sale in the second quarter of 2021. As of June 30, 2021, in addition to the 1,349 homesites in other residential communities, Latitude Margaritaville Watersound had 185 homes under contract with sales value totaling $68.6 million.

Hospitality Revenue

Hospitality revenue increased by approximately 95% to $22.6 million in the second quarter of 2021 as compared to $11.6 million in the second quarter of 2020. Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and increased visitor activity. The table below details hospitality revenue by month for the second quarter of 2021 and 2020.

	Q2 2021	*Q2 2020	Percentage Change
Revenue:
April	$6.7	$1.3	415.4%
May	7.7	4.0	92.5%
June	8.2	6.3	30.2%
Total Quarter	$22.6	$11.6	94.8%

*COVID-19 related restrictions initiated in March 2020 impacted revenue in the second quarter of 2020. By comparison, the second quarter of 2019 revenue totaled $15.6 million. The 2021 revenue for the second quarter was 45% above 2019 revenue for the same time period.

The Company recently completed and opened on July 8, 2021 a 143-room Hilton Garden Inn hotel located near the Northwest Florida Beaches International Airport. In the second quarter of 2021, the Company commenced construction of a new 124-room Hotel Indigo in Panama City’s downtown waterfront district. As of June 30, 2021, the Company had under construction an additional 75-room boutique inn and new Watersound Club amenities at Watersound Camp Creek and a 131-room HomeWood Suites by Hilton hotel near the new Panama City Beach Sports Complex. In addition, the Company, with separate joint venture partners, had under construction a 255-room Embassy Suites by Hilton hotel in the Pier Park area of Panama City Beach and an 85-room boutique hotel in Seagrove Beach. The Company intends to operate these new hotels. In addition, Bay Point Marina and Port St. Joe Marina are in reconstruction and additional new marinas are in the planning process.

Leasing Revenue

Leasing revenue from commercial, retail, multi-family and other properties increased by approximately 31% in the second quarter of 2021 compared to the same period in 2020. This increase for the second quarter of 2021 was primarily due to increased apartment leasing revenue.

In the second quarter of 2021, the Company executed 10 new commercial leases and signed 37 new apartment leases bringing total apartment units under lease to 437. As of June 30, 2021, the Company’s rentable space consisted of approximately 906,000 square feet, of which approximately 783,000 was leased, compared to approximately 898,000 square feet as of June 30, 2020, of which approximately 758,000 was leased.

As of June 30, 2021, the Company, through consolidated joint ventures, had 450 completed apartment units. Of this amount, 240 apartment units were in Pier Park Crossings, which were 100% leased and 120 apartment units in Pier Park Crossings II, which were 98% leased. In addition, the Watersound Origins Crossings apartment community, which will consist of 217 apartment units, completed 90 apartment units, of which 80 were leased. The Company, individually or through consolidated and unconsolidated joint ventures, has under construction three apartment communities totaling 667 additional units.

In addition, the Watercrest senior living community, consisting of 107 units, received its operational license in January 2021 and welcomed residents to the community. As of June 30, 2021, the first 28 units became occupied representing 26% of the community. In April 2021, the Company formed a joint venture and began construction of a new 148-unit senior living project located near the Watersound Origins residential community. The Company also has a multi-tenant commercial building, Publix supermarket and adjacent in-line space and a self-storage facility under construction for a combined total of approximately 152,000 square feet of rentable space. The Company has executed leases on approximately 8,000 square feet of additional commercial spaces which are expected to begin construction in 2021.

Timber Revenue

Timber revenue increased by approximately 10% to $2.2 million for the second quarter of 2021 as compared to $2.0 million in the second quarter of 2020. The average price of wood products increased to $20.56 per ton during the three months ended June 30, 2021, as compared to $14.50 per ton during the same period in 2020 due to price increases and sales mix of different wood products.

Other Operating and Corporate Expenses

Other operating and corporate expenses for the three months ended June 30, 2021 and 2020 were comparable. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company maintained cash, cash equivalents and investments of $143.6 million as of June 30, 2021 compared to $147.9 million at the beginning of the quarter, a decrease of $4.3 million. Of the $143.6 million, $110.0 million was invested in U.S. Treasury Bills and $5.3 million was invested in U.S. Treasury Money Market Funds. During the second quarter of 2021, the Company invested a total of $46.9 million in capital expenditures and paid $4.7 million in cash dividends.

Financial data schedules in this press release include consolidated results, summary balance sheets, debt, other operating and corporate expenses and the reconciliation of non-GAAP financial measures of Cash Generated for Distribution or Investment (CGFDI) for the second quarter of 2021 and 2020, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Real estate revenue	$41.0	$17.6	$62.1	$23.4
Hospitality revenue	22.6	11.6	35.7	18.2
Leasing revenue	6.4	4.9	11.9	9.2
Timber revenue	2.2	2.0	3.8	3.9
Total revenue	72.2	36.1	113.5	54.7
Expenses
Cost of real estate revenue	14.1	7.3	24.6	9.0
Cost of hospitality revenue	15.4	8.2	26.9	15.6
Cost of leasing revenue	2.5	1.3	5.2	1.9
Cost of timber revenue	0.2	0.2	0.4	0.4
Other operating and corporate expenses	5.1	5.0	12.1	11.9
Depreciation, depletion and amortization	4.2	3.0	8.0	6.1
Total expenses	41.5	25.0	77.2	44.9
Operating income	30.7	11.1	36.3	9.8
Investment income, net	1.3	2.0	2.5	0.4
Interest expense	(3.9)	(3.4)	(7.5)	(6.7)
Other income, net	4.2	15.5	5.5	20.0
Income before equity in loss from unconsolidated affiliates and income taxes	32.3	25.2	36.8	23.5
Equity in loss from unconsolidated affiliates	(0.6)	(0.1)	(1.1)	(0.2)
Income tax expense	(7.7)	(5.9)	(8.7)	(5.4)
Net income	24.0	19.2	27.0	17.9
Net loss (income) attributable to non-controlling interest	0.2	--	0.4	(0.2)
Net income attributable to the Company	$24.2	$19.2	$27.4	$17.7
Net income per share attributable to the Company	$0.41	$0.33	$0.47	$0.30
Weighted average shares outstanding	58,882,549	58,901,540	58,882,549	59,138,579

Summary Balance Sheet (Unaudited)
($ in millions)

	June 30, 2021	December 31, 2020
Assets
Investment in real estate, net	$601.6	$551.7
Investment in unconsolidated joint ventures	51.2	38.0
Cash and cash equivalents	33.3	106.8
Investments – debt securities	110.0	48.1
Other assets	73.0	65.8
Property and equipment, net	27.1	20.8
Investments held by special purpose entities	205.8	206.1
Total assets	$1,102.0	$1,037.3

Liabilities and Equity
Debt, net	$183.1	$158.9
Other liabilities	87.5	72.0
Deferred tax liabilities, net	65.5	60.9
Senior Notes held by special purpose entity	177.4	177.3
Total liabilities	513.5	469.1
Total equity	588.5	568.2
Total liabilities and equity	$1,102.0	$1,037.3
Debt Schedule (Unaudited)
($ in millions – Net of issuance costs)

	June 30, 2021	December 31, 2020
Pier Park North joint venture	$43.8	$44.3
Pier Park Crossings joint venture	34.8	35.0
Watersound Origins Crossings joint venture	34.3	26.8
Watercrest joint venture	19.0	17.8
Pier Park Crossings II joint venture	17.2	15.7
Airport Hotel	12.5	3.4
Community Development District	5.3	6.3
Beckrich Building III	5.2	5.4
Self-Storage Facility	3.1	--
Breakfast Point Hotel	2.5	--
Beach Homes	1.5	1.5
Pier Park outparcel	1.4	1.4
WaterColor Crossings	1.3	1.3
The Lodge 30A joint venture	1.2	--
Total debt, net	$183.1	$158.9

Other Operating and Corporate Expenses (Unaudited)
($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Employee costs	$2.0	$2.0	$4.6	$4.4
401(k) contribution	--	--	1.2	1.2
Property taxes and insurance	1.3	1.2	2.7	2.4
Professional fees	0.8	0.9	1.6	2.1
Marketing and owner association costs	0.3	0.2	1.0	0.5
Occupancy, repairs and maintenance	0.2	0.3	0.2	0.5
Other	0.5	0.4	0.8	0.8
Total other operating and corporate expense	$5.1	$5.0	$12.1	$11.9

Reconciliation of Non-GAAP Financial Measures (Unaudited)
($ in millions except per share amount)

“Cash Generated for Distribution or Investment” (CGFDI) is a non-GAAP measure, which management believes assists investors by providing insight into the cash generated by the Company that management has available for distribution to shareholders or for reinvestment into the business. This measure is calculated by adding “Net Cash Provided by Operating Activities”, “Expenditures for and Acquisition of Real Estate to Be Sold”, and “Capital Distribution from Unconsolidated Affiliates” and subtracting “Capital Distribution to Non-Controlling Interests”, “Principal Payments for Debt”, “Principal Payments Under Finance Lease Obligation”, and “Maintenance Capital Expenditures”. Maintenance Capital Expenditures are intended to show capital expenditures made to maintain the value and/or revenue generating capacity of existing operating assets. CGFDI should not be considered an alternative to “Net Cash Provided by Operating Activities” determined in accordance with GAAP as an indicator of the Company’s cash flows and liquidity position.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Cash Provided by Operating Activities	$37.4	$9.4	$47.2	$12.5
Plus: Expenditures for and Acquisition of Real Estate to Be Sold	2.6	11.1	14.7	17.4
Plus: Capital Distribution from Unconsolidated Affiliates	0.1	--	0.1	--
Less: Capital Distribution to Non-Controlling Interests	(0.3)	--	(0.7)	--
Less: Principal Payments for Debt	(0.9)	(0.8)	(1.4)	(1.1)
Less: Principal Payments Under Finance Lease Obligation	--	--	(0.0)	--
Less: Maintenance Capital Expenditures	(0.5)	(1.6)	(1.3)	(2.6)
CGFDI	$38.4	$18.1	$58.6	$26.2
Weighted Average Shares Outstanding	58,882,549	58,901,540	58,882,549	59,138,579
CGFDI Per Share	$0.65	$0.31	$1.00	$0.44

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter 2021 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets; our continued cost discipline to maintain an efficient cost structure; our capital allocation initiatives, including the timing and amount of dividends; and timing of current developments and new projects in 2021. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) the potential impacts of the ongoing COVID-19 pandemic; (2) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (3) our ability to successfully execute our newer business ventures, including expansion of our portfolio of income producing commercial and multi-family properties, senior living communities and hotels, some or all of which may be negatively impacted by the COVID-19 pandemic; (4) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; (5) significant decreases in the market value of our investments in securities or any other investments; (6) our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; (7) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (8) volatility in the consistency and pace of our residential real estate sales; (9) any downturns in real estate markets in Florida or across the nation; (10) any reduction in the supply of mortgage loans or tightening of credit markets; (11) our ability to fully recover from natural disasters and severe weather conditions, including the recovery of insurance claims for losses related to Hurricane Michael; (12) our dependence on the real estate industry and the cyclical nature of our real estate operations; (13) our ability to retain commercial tenants, particularly in light of the COVID-19 pandemic; (14) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (15) changes in laws, regulations or the regulatory environment affecting the development of real estate; (16) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (17) our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (18) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (19) our ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (20) potential limitations on our ability to declare dividends at our expected rates, or at all; and (21) the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent 10-Q’s which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2021, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com